Exhibit 99.1

December 15, 2007

Dear Shareholder:

From the Directors, Management and Staff, we wish you a Merry Christmas and a Happy New Year. As you will see from the following comments, your Bank is experiencing another good year.

Total assets as of November 30, 2007 stood at $336.4 million compared to $308.9 million this time last year. Total assets and deposits have shown strong growth throughout the year. We have experienced only moderate loan growth and we like other bankers around the state recognize that stable loan growth has been hard to obtain without taking undue credit or interest rate risk. The slowing housing market has also hindered loan growth and one can only speculate how long the housing market will be in a slump.

It is my pleasure to enclose your dividend check for the second half of 2007. The enclosed check represents a regular cash dividend of $1.40 per share along with a second “one time special dividend” of $1.00 per share. Cash dividends for 2007 total $3.75 per share compared to 2006 total dividends of $3.50. We had anticipated that last year’s special dividend of $1.00 would not be repeated this year; however, earnings have remained very strong in 2007. Eleven months earnings for 2007 total $4.5 million, down slightly from the $4.8 million recorded for the same period in 2006, but remain well above the earnings performance of our peer banks and the Directors wanted to again share the strong earnings with you, the shareholder. We do not anticipate paying special dividends in the future.

We are also pleased to inform you that we relocated into our New Berlin Office on November 19th. There are a few small details to finish but essentially the facility is in full operation. If you come through Berlin, stop by and Marion and his staff would be happy to show you around. An open house is planned for the week of January 7th, so stop by that week to register for our drawings.

In closing, you can be assured that your Board of Directors, Management and Staff will continue to work hard to make your Bank the best it can be. From every one, we want to send you our sincere “THANK YOU” for your continued support.

Sincerely

/s/ Luther E. Proper
Luther E. Proper
President

5